[MICHAELSON & CO., P.A. LETTERHEAD]







August 20, 2001


United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Re: Consent to be named in the S-8 Registration Statement of Silk Botanicals.com. Inc., a Florida corporation (the "Registrant"), SEC File No. 333-37110, to be filed on or about August 15, 2001, the registration and issuance of a total of 21,000 shares of common stock to three individual Consultants.


Ladies and Gentlemen:

We hereby consent to the use of our report for the years ended May 31, 2000, in the above referenced Registration Statement. We also consent to the use of our name as experts in the Registration Statement.

Sincerely,

/s/William Michaelson, CPA

Michaelson & Co., P.A.


         Exhibit-23.2